UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): November 4, 2005 (October 31, 2005)
ZIX CORPORATION
(Exact name of Registrant as specified in its charter)

TEXAS
(State of incorporation or organization)	001-17995 (Commission file number)	75-2216818 (I.R.S. employer identification number)
2711 North Haskell Avenue, Suite 2200, LB 36
Dallas, Texas 75204-2960
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 370-2000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
     As previously reported by Zix Corporation (the “Company”), pursuant to a Purchase Agreement between the Company and Omicron Master Trust, and a substantially similar Purchase Agreement between the Company and Amulet Limited (referred to herein, together with Omicron Master Trust, as the “Investors”), each dated as of November 1, 2004, as amended (referred to herein, collectively, as the “Purchase Agreements”), the Company issued to the Investors an aggregate of $20 million principal amount of its convertible notes due 2005-2008 and common stock purchase warrants.
     Under the terms of the Purchase Agreements, the Company agreed to redeem with shares of its common stock the $5 million of principal amount of the convertible notes originally due on November 2, 2005 on or before October 31, 2005. As previously reported, the Company may effect the redemption, in whole at any time, or in part from time to time, on or before the scheduled redemption date.
     As of October 31, 2005, the Company completed the redemption of an additional $1.6 million principal amount (plus a 5 percent premium and accrued interest, as required by the terms of the convertible notes) of the convertible notes. When aggregated with the previously announced redemption of $2.2 million principal amount of convertible notes, the Company has now completed the redemption of a total of $3.8 million principal amount of the $5 million principal amount of convertible notes amount originally required to be redeemed by Oct. 31, 2005. The Company and the Investors have agreed that the remaining, unredeemed principal balance of $1.2 million is to be redeemed in the near term, and the Company anticipates being able to effect the redemption of the remaining $1.2 million amount by November 30, 2005. Under the terms of the convertible notes, the number of shares that the Company may actually redeem during any specified redemption period is limited by the trading volume and price of the Company’s common stock during the redemption period. The number of shares of Company common stock issued in respect of the redemption of the $1.6 million principal amount, plus premium, and accrued interest (aggregating $1.7 million) was approximately 949,000 shares.
     Also, as previously reported, the warrants to purchase common stock originally issued to the Investors, currently covering 1,073,345 shares of common stock, are required to be amended such that the exercise price for a pro-rata portion of the warrants, based on the portion of the notes redeemed, will be reduced to the average price of the common stock used to redeem the convertible notes. As a result of the recently completed redemption, the exercise price of warrants covering 87,442 shares will be reduced to $1.82 per share. The exercise price of warrants covering 118,671 shares was previously reduced to $2.15 per share as a result of a redemption of the convertible notes previously completed and announced by the Company in late September 2005, while the remaining 867,232 warrant shares have an exercise price of $5.59 per share.

Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description
99.1	Press release issued by Zix Corporation on November 4, 2005.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION
Date: November 4, 2005	By:	/s/ Bradley C. Almond
Bradley C. Almond
Vice President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release issued by Zix Corporation on November 4, 2005.

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